FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                        March 18, 2002 (March 18, 2002)

                           Trimble Navigation Limited
             (Exact name of registrant as specified in its charter)

                                   California
                 (State or other jurisdiction of incorporation)

                                     0-18645
                            (Commission File Number)

                                   94-2802192
                             (IRS Employer I.D. No.)
                         645 N. Mary Ave. Sunnyvale, CA
                    (Address of principal executive offices)

                                      94088
                                   (Zip Code)
       Registrant's telephone number, including area code: (408) 481-8000




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Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Trimble Navigation Limited on March 18, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

              Grayson Wireless Selects Trimble's GPS Receivers for
                          Wireless 911 Location Systems


ORLANDO, Fla., March 18, 2002 - Trimble (NASDAQ:TRMB) announced today that Grayson Wireless has selected Trimble's Global Positioning System (GPS) time and frequency receivers for installation in Grayson's Geometrix(R) wireless 911 caller location systems. As a part of the Geometrix system, Trimble's GPS receivers will provide precise timing synchronization between Geometrix base station location receivers to locate an emergency caller's handset.

The announcement was made at the CTIA WIRELESS 2002.

"Precise timing synchronization is a key requirement for our system to enable carriers to meet the FCC's wireless E911 mandate," said David Cushman, executive vice president for Grayson Wireless. "We are extremely pleased to be working with Trimble. The Company's leadership and core strength in GPS technology allows it to develop a very tightly integrated, cost-competitive product."

Grayson's network-based Geometrix Wireless Location Systems are compatible with all cellular and PCS network technologies, and all existing customer handsets. Grayson builds and installs Geometrix systems for wireless carriers to comply with the Federal Communication Commission's (FCC) Phase II E911 regulations for wireless 911 caller location. The system automatically determines and forwards a wireless caller's location coordinates to public safety agencies that receive emergency calls. To maintain caller privacy, Geometrix systems are designed to provide location information only when a wireless user initiates a 911 call.

Although the number of 911 calls from wireless phones exceed 100,000 per day in the U.S., location information for a wireless caller is not available to the emergency response agencies. Instead, 911 dispatchers must rely on information given by the mobile caller who, because of injury or unfamiliarity with his/her surroundings, often cannot provide accurate location information. This can delay or prevent assistance to the emergency. To address this problem, the FCC has mandated that wireless carriers must install location systems able to locate the majority of 911 emergency callers within 100 meters.

Grayson's Geometrix system can locate wireless 911 callers within the FCC's new accuracy requirements. The system makes precise measurements of a wireless caller's signals at special Geometrix signal sensors installed at multiple base station (cell) sites in wireless carrier networks. Grayson's system uses the very small differences in the caller's signal arrival times at the multiple receiving sites to calculate a caller's location. The signal timing measurements require great accuracy and close synchronization among the Geometrix sensors. To do this, Grayson is installing Trimble's GPS receivers in Geometrix wireless location sensors to supply timing and synchronization to within 100 nanoseconds or better.

About Grayson

Grayson Wireless (www.geometrix911.com), a division of Allen Telecom Inc., (NYSE: ALN) designs, builds, and markets the Geometrix system, a state-of-the-art, scalable, cost-effective, network overlay solution intended to allow carriers to meet the FCC's stringent Phase II requirements for wireless E911 caller location. Geometrix is the first Phase II-compliant wireless location system to be placed into commercial service, and to date remains the only Phase II-compliant system in service. Geometrix works with the CDMA, GSM, TDMA, AMPS, and iDEN wireless technologies, and is thus compatible with all wireless phones in use in the United States. In addition to meeting FCC E 911 requirements, Geometrix can also provide caller-locating support for a wide variety of location-based value-added services.

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at company news and products, visit Trimble's Web site at http://www.trimble.com.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                TRIMBLE NAVIGATION LIMITED
                                                a California corporation


  Dated: March 18, 2002                         By: /s/ Mary Ellen Genovese
                                                -------------------------------
                                                Mary Ellen Genovese
                                                Chief Financial Officer